Exhibit 10(o)
June 28, 1996



Mr. Nitin G. Parikh
Frederick's of Hollywood, Inc.
6608 Hollywood Boulevard
Hollywood, CA  90028

Dear Nick:

     Frederick's of Hollywood, Inc. (Frederick's) and the founding family shareholders' trusts have retained the investment banking firm Janney Montgomery Scott Inc. as financial advisor in an exclusive agreement for the purpose of presenting to Frederick's board of directors and the trusts, a program to enhance the value of the company's shares.

     The program could include the sale of Frederick's shares owned by the trusts, which aggregates approximately 50.2% of the company's total shares outstanding, or possibly the sale of all shares or assets, merger or other consolidation, share repurchase, or by recapitalization, joint venture, or otherwise.

     We will be disclosing further details to the public and to our employees when it is legally appropriate to do so.

     In order to provide for a continuity of management during a period of uncertainty as to the nature of any possible transaction, the Compensation Committee of the Board of Directors of Frederick's has authorized me to make the following offer to you:

     1. In consideration of your continued "at will" employment with Frederick's, and provided you are still in the employ of Frederick's on the date of an occurrence of  an
     "Event" as defined below, you will receive as     additional
     compensation a lump sum payment equal to     $50,000 (Fifty
     Thousand Dollars).  This lump sum  payment will be made
     within 30 days after the occurrence          of an "Event".

     2.   The occurrence of any one or more of the following
     shall     constitute an "Event" for purposes of this
     Agreement:

          a. If any person (other than any person who as of the date hereof is the beneficial owner of ten percent (10%) or more of Frederick's voting securities), or group of persons acting in concert becomes the beneficial owner of thirty percent (30%) or more of Frederick's outstanding voting securities or securities convertible into such amount of voting securities; or

          b. The shareholders of Frederick's approve (i) a merger or consolidation of Frederick's with any other corporation or (ii) an agreement for the sale or disposition by Frederick's of all or substantially all of Frederick's assets. However,no merger or consolidation shall be deemed an Event if the voting securities of Frederick's outstanding immediately prior to a merger or consolidation continue to represent at least eighty percent (80%) of the combined voting power of the voting securities of Frederick's, or any surviving entity, outstanding immediately thereafter.

     Except as modified above, until an Event occurs, your employment terms and benefits will continue upon the same terms and conditions as existed before the date of this agreement, which is not to be construed as a promise of continued employment with Frederick's.

     Your relationship to Frederick's and its management, and your "at will" employment with Frederick's following an Event will be up to you and the management of Frederick's subsequent to an Event.

     If no Event has occurred within one year of the date of this agreement,* the agreement shall terminate without further liability on your part or that of Frederick's.

                                   Sincerely,

                                   /s/George W. Townson

                                   George W. Townson,
                                   Chairman of the Board,
                                   President and Chief
                                   Executive Officer

AGREED AND ACCEPTED, EFFECTIVE THE DATE OF THIS LETTER:

/s/Nitin G. Parikh
   Nitin G. Parikh


*Agreement extended through August 31, 1997.

                    /s/George W. Townson

                    George W. Townson
                    Dated April 17, 1997